Exhibit 99.3

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of First National Corporation to be filed with the U.S. Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the shares of First National Corporation’s common stock issuable in connection with the merger of Touchstone Bankshares, Inc., with and into First National Corporation.

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related joint proxy statement/prospectus as having consented to serve as a director of First National Corporation effective immediately after the completion of the mergers contemplated by the Registration Statement and such joint proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

June 21, 2024	/s/ Toni T. Lee-Andrews
Toni T. Lee-Andrews